Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Abcellera Biologics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, no par value per share	Other (2)	14,342,579 (3)	$9.46	$135,680,797	$0.00011020	$14,952.02

Total Offering Amounts					$135,680,797		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$14,952.02

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, no par value per share (“common shares”) of Abcellera Biologics Inc. (the “Registrant”) which become issuable under the Registrant’s 2020 Share Option and Incentive Plan (the “2020 Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $9.46, the average of the high and low sale prices of the Registrant’s common shares as reported on the Nasdaq Stock Market on February 17, 2023.

(3)

Represents an automatic increase to the number of shares available for issuance under the 2020 Plan, in accordance with the automatic annual increase provision of the 2020 Plan, effective as of January 1, 2023. Shares available for issuance under the 2020 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on December 15, 2020 (File No. 333-251341) and February 25, 2022 (File No. 333-263025).